Exhibit 10.1

SGS INTERNATIONAL, INC.

MANAGEMENT INCENTIVE PLAN

2006

I.	SUMMARY

The purpose of the SGS International, Inc. Management Incentive Plan (“Plan”) is to drive behaviors and motivate employees toward the achievement of maximization of profit, achieving the required EBITDA (earnings before interest, taxes, depreciation and amortization) and improving productivity for SGS International, Inc. (“Company”). The Plan’s goal is to provide for commensurate reward for the eligible employees contributing to those profits and efficiencies.

Eligible employees (“Participant”) in the Plan will have a portion of their incentive opportunity related to the Company’s EBITDA financial performance and a portion related to their departmental financial performance and individual financial goals such as reduction accounts receivable or day sales outstanding, sales improvement, and/or productivity as measured by revenue per employee. (See paragraph IV)

Payments of Plan awards will be made as soon after year-end as administratively possible but no later than March 31 following the end of the Plan year.

II.	ELIGIBILITY

Participants will include all sales staff positions and all salaried positions grade 17 or higher, who are not participating in any other company bonus plan, commission program or under contractual obligation. The Participant must be employed for at least six (6) months in 2006 and still on the payroll at December 31, to participate in the current year’s program. Any exceptions will be reviewed on an ad hoc basis by the Management Incentive Plan Committee (“Plan Committee”). The Plan Committee is made up of the President, Executive Vice President, Chief Financial Officer and Vice President of Human Resources. The Plan will be administered by the Compensation Committee of the Company’s Board of Directors.

III.	INCENTIVE AWARD OPPORTUNITY

Any award opportunity is contingent upon the company meeting its minimum EBITDA target. Each position participating in the Plan has a predetermined Target opportunity. That is, the Target incentive opportunity for each is a percentage of the participant’s annual base salary. New employees hired during the Plan year will have their annual salary prorated for the portion of the year they contributed to the results of the Company. The Participants’ supervisor will review with the Participant their individual target opportunity and performance goals.

IV.	ESTABLISHING PERFORMANCE GOALS AND MEASURES

At least one half of the Participant’s award will be based on the Company’s EBITDA financial performance and no awards will be paid unless the Company achieves minimum EBITDA performance. The other portion of the Participant’s award will be based on a combination of department financial performance and other individual performance goals and objectives consistent with the following corporate guidelines as appropriate.

Each Participant under the Plan shall have a Target Incentive Opportunity. The Target Incentive Opportunity is a percentage of the Participant’s annual base salary. The percentage is determined by the eligible Participant’s individual’s salary grade.

Awards shall be based on the Company’s achievement of the specified goals. For example, if the Company was to achieve 100% of its Target objectives as defined above, each eligible individual could be awarded 100% of their respective Target Incentive Opportunity. Finally, no Plan awards will be earned or paid if the Company does not achieve minimum EBITDA performance.

Individual Participant’s awards may be adjusted up or down based on individual performance as determined by the Participant’s supervisor. Approval to move any individual Participant award up or down must be approved by the Plan Committee.

V.	ESTABLISHING PERFORMANCE LEVELS AND MAXIMUM OPPORTUNITY

Plan incentive awards for each eligible position will vary directly with the Participant’s performance as determined by management.

The incentive payment opportunity will be based upon a Participant’s salary at year end. Examples of individual incentive opportunities are attached.

VI.	DETERMINING THE PERFORMANCE GENERATED INCENTIVE

Actual incentive calculations will be determined as soon as administratively possible after the close of the year for each incentive-eligible position based upon the Company reaching its objectives and based on the employee’s performance to individual and team objectives.

The amount of incentive to be paid to a Participant will be determined by the Plan Committee with the individual’s supervisor, based on the evaluation of the employee’s performance during the incentive year.

VII.	DISBURSEMENT

Plan awards shall be distributed to Participants after the year-end audit is completed, and shall be subject to taxes and other deductions required by law.

VIII.	GENERAL PROVISIONS

1.	The Company must achieve minimum financial goals. Should circumstances result in a situation where prudence dictates conservation of Company cash, the Company reserves the right to forego the payment of any incentive award.

2.	The Company reserves the right to cancel or change this plan at any time at its sole discretion, subject to approval by the Plan Committee and Compensation Committee.

3.	Any and all payments of Plan awards to a Participant and/or to a group are subject to applicable Federal and State regulations. If this Plan or any of its provisions are in conflict with such regulations, the latter will prevail.

4.	Employees who receive payment under any other Company bonus and/or commission plan or programs may not participate in this Plan.

5.	Any question which arises concerning the application or meaning of this Plan shall be decided by the Company and the Company’s decision as to application of the Plan, meaning of the Plan, or interpretation of the language of the Plan shall be final and binding.

6.	Data published by the Company Finance Department will be the official data for the Plan incentive calculations.

7.	The determination of accounting policies regarding this Plan shall be at the sole discretion of the Company. Such policies shall be in accordance with generally accepted accounting principles and the Company’s accounting practices.

8.	Unless otherwise negotiated, Employees hired in the Plan year before December 1 may be added as Plan Participants but their Plan awards will be based on a prorated period commensurate with their hire date.

9.	A Participant who leaves the Company either voluntarily or for cause prior to such time as awards are paid out to other participants shall not be entitled to any bonus award regardless of the date of termination.

10.	A Participant who dies, retires, becomes disabled, or is terminated without cause during the Plan year shall be eligible for a bonus award on a prorated distribution basis upon approval of the Plan Committee, in its sole discretion. Eligibility for a prorated distribution basis shall be dependent upon the circumstances resulting in the participant’s termination.

11.	No right or interest of any Participant under this plan shall be assignable or transferable.

12.	The Plan may be modified to include acquisitions.

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